AUTOMATIC BULK Y.R.T. NON-REFUND AGREEMENT

CEDING COMPANY:	FORTIS BENEFITS INSURANCE COMPANY
Woodbury, Minnesota

Referred to as the Ceding Company in this agreement.

REINSURER:	ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Minneapolis, MN

Referred to as Allianz Life in this agreement.

ACCEPTED COVERAGES:	Life Insurance
Disability Waiver of Premium

EFFECTIVE DATE:                            May 1, 1995

In Witness Whereof the Ceding Company and Allianz Life have signed, duly attested and dated hereunder by their respective authorized officers:

FORTIS BENEFITS INSURANCE COMPANY	ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

/s/ [illegible]	/s/ [illegible]
Signature	Signature

[illegible]	[illegible]
Title	Title

[illegible]	/s/ Michael t. westermeyer
Attested	Attested
MICHAEL T. WESTERMEYER
VICE PRESIDENT CORPORATE
Sr. VP-Operations	LEGAL OFFICER $ SECRETARY
Title	Title

10/22/97	11-4-97
Date	Date

TABLE OF CONTENTS

ARTICLE I - BASIS OF REINSURANCE	4

ARTICLE II - TYPE OF REINSURANCE	4

ARTICLE III - AUTOMATIC AND FACULTATIVE SUBMISSIONS	4
Automatic Submissions:	4
Facultative Submissions:	5
Automatic and Facultative Submissions:	5

ARTICLE IV - COMMENCEMENT AND TERMINATION OF LIABILITY	5
Automatic Business:	5
Facultative Business:	6
Automatic and Facultative Business:	6
Bulk Reports:	7
Conversions and Internal Replacements:	7
Amount:	7

ARTICLE V - REINSURANCE PREMIUM RATES	7
Standard and Substandard Premiums:	7
Flat Extra Premiums:	7
Waiver of Premium:	7
Accidental Death Benefit:	7
Term Renewals and Term Conversion Premiums:	8
Interim Billing of Premiums for Additional Periods:	8

ARTICLE VI - AMOUNT AT RISK	8
Level Term Plans:	8
Reducing Term Plans:	8
Universal/Variable Life Plans:	8
Universal/Variable Life Riders:	9

ARTICLE VII - PAYMENT OF REINSURANCE PREMIUMS	9
Payments:	9
Terminations:	10

ARTICLE VIII - PREMIUM TAXES	10

ARTICLE IX - CLAIMS	10
Proofs:	10
Receipt of Premium:	10
Incontestable and Contestable Policies:	10
Contest:	11
Interpleader and Waiver of Premium:	11
Reinsurance Liability:	11
Attorney’s Fees, Costs, and Interest:	12
Misstatement of Age or Sex:	12
Interest:	13

ARTICLE X - EXTRA-CONTRACTUAL DAMAGES	13

ARTICLE XI - POLICY CHANGES	14

Changes:	14
Reductions and Terminations:	14
Reinstatements:	15

ARTICLE XII - RECAPTURE AND RETENTION CHANGES	15

ARTICLE XIII - INSPECTION OF RECORDS	16

ARTICLE XIV - ERRORS	16

ARTICLE XV - ARBITRATION	16
Arbitrators:	17
Selection of Arbitrators:	17
Communications:	18
Hearing:	18

ARTICLE XVI - INSOLVENCY	18
Notice:	18
Investigation:	19
Cancellation Option:	19
Right to Offset:	19

ARTICLE XVII - ENTIRE CONTRACT PROVISION	19

ARTICLE XVIII - NON-PARTICIPATING AND NON-REFUND	20

ARTICLE XIX - HEADINGS	20

ARTICLE XX - PARTIES TO AGREEMENTS	20

ARTICLE XXI - DURATION OF AGREEMENT	20

ARTICLE XXII - DAC TAX	20

SCHEDULE A - RETENTION LIMITS	22

SCHEDULE B - REINSURANCE CESSION FORM	23

SCHEDULE C - ACCEPTED PLANS OF INSURANCE AND RATES	24

SCHEDULE D - YEARLY RENEWABLE TERM PREMIUMS, PREMIUMS FOR BENEFIT COVERAGES AND SUBSTANDARD FLAT EXTRAS FOR CONVERSIONS AND AMOUNTS IN EXCESS OF PERCENTAGE LIMIT	26

SCHEDULE E - POLICY LIMITS	27

SCHEDULE F - SAMPLE RESERVE REPORTS	28

ARTICLE I - BASIS OF REINSURANCE

Commencing on the Effective Date, the Ceding Company may submit any of its individual life insurance risks, underwritten with the Ceding Company’s then existing individual risk underwriting rules, under the Accepted Plans of Insurance as listed in Schedule C on an automatic basis subject to the provisions of this agreement. These provisions may be changed or modified by written agreement between the parties named in Article XX.

The Ceding Company may at any time submit insurance risks under the Accepted Plans of Insurance as listed in Schedule C on a facultative basis subject to the provisions of this agreement.

ARTICLE II - TYPE OF REINSURANCE

The individual life reinsurance covered by this agreement shall be upon the yearly renewable term plan for the net amount at risk or on another basis as set forth in Article VI.

ARTICLE III - AUTOMATIC AND FACULTATIVE SUBMISSIONS

Automatic Submissions:

Allianz Life will automatically accept individual life reinsurance on a risk subject to the following conditions:

1.              The Ceding Company has kept amounts equal to the Retention Limits as shown in Schedule A and has classified the risk in a mortality class according to its normal underwriting rules.

2.              The amounts to be reinsured do not exceed the Automatic Acceptance Limits shown in Schedule E.

4.              The insured must be a permanent resident of the United States.

5.              The insured’s issue age must be between 0 and 80.

Facultative Submissions:

In applying to Allianz Life for facultative individual life reinsurance, the Ceding Company shall use a form in substantial accord with Schedule B (Fortis Reinsurance Form #97222) of this agreement. The Ceding Company shall submit copies of the original application, medical examiners’ reports, inspection reports, attending physicians’ statements plus any other papers or information that may have a bearing on the insurability of the risk. Upon receipt of such application, Allianz Life shall examine the papers and promptly notify the Ceding Company of its decision. Allianz Life shall have the option of accepting, rating or rejecting each risk.

Automatic and Facultative Submissions:

The Ceding Company shall furnish Allianz Life with any specimen copies of its individual life insurance applications, policy forms, rider forms, conditional receipt, temporary receipt, reinstatement rules, placement requirements, and any tables of rates and values which may be required for the proper administration of the business reinsured under this agreement, and shall keep Allianz Life informed with respect to any modifications of such rules, requirements, or forms under which reinsurance may be desired. The Ceding Company must follow its written procedures for the delivery of its policies, including evidence of good health and collection of premiums and be in compliance with relevant laws of all applicable jurisdictions. Exceptions to following the Ceding Company’s written procedures can be granted only by written approval from Allianz Life.

Allianz Life shall be notified of any changes in underwriting procedures or practices of the Ceding Company.

ARTICLE IV - COMMENCEMENT AND TERMINATION OF LIABILITY

Automatic Business:

The liability of Allianz Life on individual life automatic reinsurance offers shall commence and terminate simultaneously with that of the Ceding Company notwithstanding the other provisions of this agreement. The reinsurance shall be subject to the same terms and conditions as the policy issued by the Ceding Company on the life of the insured - excluding the provisions governing dividends, cash values, policy loans, and settlement options. Whenever the Ceding Company becomes liable for a loss under the terms of a Conditional Receipt or Temporary Insurance Receipt, Allianz Life shall be liable to the Ceding Company for the amount over the Ceding Company’s standard retention as specified in the retention schedule in Schedule A, but not in excess of the automatic reinsurance limits listed in Schedule E and only if the risk would have qualified for automatic reinsurance hereunder.

Facultative Business:

The liability of Allianz Life on individual life facultative reinsurance offers that are accepted and acknowledged by the Ceding Company shall commence and terminate simultaneously with that of the Ceding Company not withstanding the other provisions of this agreement. The reinsurance shall be subject to the same terms and conditions as the policy issued by the Ceding Company on the life of the insured - excluding the provisions governing dividends, cash values, policy loans, and settlement options. There shall be no reinsurance for interim insurance nor insurance placed in force under the terms of a conditional receipt unless and until the Ceding Company has accepted Allianz Life’s offer and placed its policy in force during the lifetime of the insured in accordance with its written placement procedures. Exceptions to following written placement procedures may be granted only by written approval from Allianz Life.

Acceptance of Allianz Life’s offer of reinsurance by the Ceding Company shall be in accordance with the terms contained in that offer and the provisions of this agreement. If Allianz Life’s offer is not accepted, such offer shall terminate on the earlier of : (1) the date the Ceding Company withdraws its application; or (2) the termination date in Allianz Life’s offer. The date of termination will be extended by written request from the Ceding Company, unless Allianz Life has denied in writing such request.

Automatic and Facultative Business:

In order for Allianz Life to be liable on any Conditional Receipt or Temporary Insurance Receipt in accordance with the preceding qualifications, the Ceding Company must have submitted to Allianz Life a copy of the application and receipt it intends to use with regard to risks reinsured hereunder, and must have received written acknowledgment from Allianz Life that it intends to be bound on such receipt as herein stated. The Ceding Company shall give Allianz Life timely notice of proposed changes to its Conditional Receipt, Temporary Insurance Receipt or in its practices in issuing Conditional Receipts or Temporary Insurance

Receipts. Allianz Life shall have no liability under such revised Conditional Receipt, Temporary Insurance Receipt, or practices unless the Ceding Company has received written acknowledgment from Allianz Life that it intends to be bound on such revision.

Bulk Reports:

When policy reinsured with Allianz Life is paid for, the Ceding Company shall within 60 days of such payment include the cession on the bulk reporting form. Cessions shall only be accepted up to thirty six (36) months following the effective date of the Ceding Company’s policy.

Conversions and Internal Replacements:

For conversions and internal replacements issued as new policies, the liability of Allianz Life under the new policy shall begin immediately subsequent to the termination of Allianz Life’s liability under the Original Policy.

Amount:

The amount of reinsurance under this agreement with respect to any policy reinsured shall be maintained in force without reduction, unless reinsurance is terminated or reduced as otherwise provided in this agreement.

ARTICLE V - REINSURANCE PREMIUM RATES

Standard and Substandard Premiums:

Flat Extra Premiums:

Refer to Schedule C, attached.

Waiver of Premium:

Refer to Schedule C, attached.

Accidental Death Benefit:

Refer to Schedule C, attached.

Term Renewals and Term Conversion Premiums:

Refer to Schedule C and Schedule D, attached.

Interim Billing of Premiums for Additional Periods:

Short term coverage will not be available under the provisions of this agreement.

ARTICLE VI - AMOUNT AT RISK

The individual life reinsurance of Allianz Life shall be upon the yearly renewable term plan for the net amount at risk for which the Ceding Company has paid premiums.

If the Ceding Company retains a portion of the risk, such retention shall be maintained unchanged except as allowed in Article XII.

Level Term Plans:  [Redacted]

Reducing Term Plans:  [Redacted]

Universal/Variable Life Plans:  [Redacted]

Universal/Variable Life Riders:  [Redacted]

ARTICLE VII - PAYMENT OF REINSURANCE PREMIUMS

Reinsurance premiums are to be paid monthly at Allianz Life’s home office without regard to the frequency of payment stipulated in the policy issued by the Ceding Company.

At the end of each month, the Ceding Company shall send Allianz Life a statement of all reinsurance premiums falling due during the month and premiums for any new reinsurance. The statement shall include data substantially in accord with that which is set forth in Schedule F.

If a statement shows that a net reinsurance premium balance is payable to Allianz Life, the Ceding Company shall include with the statement its payment for the amount of the net balance.

If a statement shows that a net balance is payable to the Ceding Company, Allianz Life shall pay to the Ceding Company the amount of the net balance within thirty (30) days after the day on which the Ceding Company submitted the monthly statement to Allianz Life.

Payments:

The payment of reinsurance premiums in accordance with the provisions of this section shall be a condition precedent to the liability of Allianz Life under reinsurance covered by this Agreement Reinsurance premiums are payable on a monthly renewable term basis in arrears. One twelfth of the annual premium based on the current net amount at risk will be paid to Allianz Life not later than sixty (60) days after such due date.

Allianz Life shall have the right to terminate the reinsurance for risks for which reinsurance premiums are in default by giving the Ceding Company thirty (30) days written notice. The Ceding Company will be liable for the payment of reinsurance premiums to the effective date of termination. After the effective date of termination, an interest charge of 1% per month will be made on the then accumulated unpaid reinsurance premium.

Terminations:

The Ceding Company will give Allianz Life timely notice of all policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums will be refunded except that policy fees are not refundable on any mid-policy year termination.

ARTICLE VIII - PREMIUM TAXES

Allianz Life shall not reimburse the Ceding Company for any state premium taxes the latter may be required to pay.

ARTICLE IX - CLAIMS

Proofs:

Copies of proofs or other written matters relating to any claim reimbursable under this agreement shall be furnished to Allianz Life. With respect to the claim administration, negotiation, payment, denial, or settlement of any claim or legal proceeding, the Ceding Company shall act with good faith and in accord with its standard practices applicable to all claims, whether reinsured or not.

Receipt of Premium:

Receipt by Allianz Life of the initial reinsurance premium and of each subsequent reinsurance premium, in accordance with the provisions of Article VII of this agreement, shall be a condition precedent to Allianz Life’s indemnification of the reinsurance to the Ceding Company.

Incontestable and Contestable Policies:

If a claim is made to the Ceding Company on a policy which is incontestable, Allianz Life shall accept the decision of the Ceding Company in payment or settlement of that claim or legal proceeding and shall indemnify the Ceding Company or Allianz Life’s percentage or reinsurance liability upon receiving proof of loss and notice the Ceding Company has paid the claimant. If a claim is made to the Ceding Company on a policy which is contestable and if the Ceding Company retained more than 50 percent of the insurance, Allianz Life shall abide the issue as it shall be settled by the Ceding Company for Allianz Life’s percentage of reinsurance liability upon receipt of proof of loss and of payment by Ceding Company to the claimant. If the Ceding Company retained 50 percent or less of the insurance, all papers in connection with such claim shall be submitted to Allianz Life for its advice and counsel on the claim before conceding any liability, making any settlement, or denying benefits.

Contest:

The Ceding Company shall promptly notify Allianz Life of its intention to contest insurance reinsured under this agreement or to assert defenses to a claim for such insurance. If the Ceding Company’s contest of such insurance results in the reduction of its liability; Allianz Life shall share in such a reduction in the same proportion that the amount of reinsurance on the life under this agreement shall bear to the sum of the retained net amount at risk of the Ceding Company and the net amount at risk of all reinsurers, including Allianz Life, on the date of the death of the insured. If Allianz Life should decline to participate in the contest or assertion of defenses, Allianz Life shall then discharge all of its liability by payment of the full amount of it reinsurance on the policy to the Ceding Company.

Interpleader and Waiver of Premium:

Payment of a claim should include amounts paid by the Ceding Company into a court of appropriate jurisdiction in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits which the Ceding Company admits are payable. Allianz Life is not liable for double or additional payment of policy proceeds. Indemnification of Allianz Life’s percentage of reinsurance liability on account of death shall be made in one lump sum, regardless of the Ceding Company’s mode of settlement. In settlement of Allianz Life’s percentage of reinsurance liability for waiver-of-premium disability benefits, Allianz Life shall pay to the Ceding Company Allianz Life’s percentage of the gross premium waived on an annual basis. Payments made under this section shall be made at the home office of Allianz Life.

Reinsurance Liability:

Reinsurance liability shall include indemnification of the Ceding Company by Allianz Life for amounts attributable to the Ceding Company’s percentage of (a) the contractual benefit on a policy reinsured under this agreement; and (b) any unusual expenses incurred by or reimbursed by the Ceding Company, arising from the defense or investigation of a claim for liability on a policy reinsured under this agreement or from the taking up or rescinding of such a policy.

In no event shall the following be items of reinsurance liability:

1.               routine investigative or administrative expenses, excluding fees and expenses of commercial inspection agencies;

2.               salaries of employees or other internal expenses of the Ceding Company, other than travel expenses in connection with an investigation;

3.               expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits which the Ceding Company admits are payable;

4.               expenses, fees, settlement, or judgments arising out of or in connection with claims made against the Ceding Company for extra-contractual damages.

Attorney’s Fees, Costs, and Interest:

For purposes of this agreement, attorney’s fees, costs, and interest imposed automatically by statute against the Ceding Company and arising solely out of a judgment rendered against the Ceding Company without a determination of fault on the part of the Ceding Company in a suit for policy benefits reinsured under this agreement shall be considered items of reinsurance liability.

Misstatement of Age or Sex:

In the event that the amount of insurance provided by a policy or policies reinsured under this agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, the reinsurance liability of Allianz Life shall increase or reduce in an amount equal to the amount of the increase or reduction of the original insurance multiplied by the proportion represented by Allianz Life’s percentage immediately prior to the discovery of such misstatement of age or sex. Reinsurance in force with Allianz Life shall be reformed on the basis of the adjusted amounts, using values applicable to the correct age and sex. Any adjustment in reinsurance premiums required by such reformation shall be made without interest.

Interest:

If the Ceding Company pays or reimburses interest on the contractual benefit of a policy reinsured under this agreement, then Allianz Life shall indemnify the Ceding Company for Allianz Life’s percentage of such interest.

ARTICLE X - EXTRA-CONTRACTUAL DAMAGES

Extra-contractual damages include punitive damages, consequential damages, compensatory damages, and damages for emotional distress. In no event shall Allianz Life participate in such damages which are awarded against the Ceding Company as a result of an act, omission or course of conduct committed by the Ceding Company or its Agent in connection with the insurance reinsured under this agreement. Allianz Life shall, however, pay its share of statutory penalties awarded against the Ceding Company in connection with insurance reinsured under this agreement if Allianz Life elected to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in equity which would require Allianz Life, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which Allianz Life was an active party and directed, consented to, or ratified in writing the act, omission, or course of conduct which ultimately results in the assessment of punitive, statutory, and/or compensatory damages. In such situations, the Ceding Company and Allianz Life would share such damages so assessed in proportions to the risk insured.

For the purposes of this provision, the following definitions shall apply:

Punitive Damages are those damages awarded as a penalty, the amount of which is not governed, not fixed by statute;

Statutory Penalties are those amounts which are awarded as a penalty, but fixed in amount by statute;

Compensatory Damages are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

ARTICLE XI - POLICY CHANGES

Changes:

If any change is made in the plan of the original policy reinsured with Allianz Life, including any change in status caused by the application of a nonforfeiture provision, a corresponding change shall be made in the reinsurance. If a change is made in the underwriting classification of the original policy reinsured with Allianz Life, a corresponding change shall be made in the reinsurance subject to the prior approval of Allianz Life if the original policy was facultatively submitted to Allianz Life.

The parties hereto may from time to time agree, in writing, that other methods of changing or reducing the reinsurance with Allianz Life shall apply in a given case without otherwise affecting the terms of this agreement.

If, for any reason, the net amount at risk increases due to a policy change, the increased amount of insurance must meet all conditions and requirements of new business issued under this agreement.

Reductions and Terminations:

If a policy of life insurance issued by the Ceding Company is terminated or reduced, the reinsurance with respect to that policy shall be reduced in like amount as of the same date and time.

If any portion of insurance retained by the Ceding Company is reduced or terminated, the reinsurance with respect to other policies issued on the same life shall be simultaneously reduced or terminated, so that the Ceding Company maintains their original retention. In such cases, the reinsurance to be reduced or terminated shall be determined by the chronological order in which it was effected, the first effected being the first reduced or terminated, and so on. Two or more policies issued on the same date shall be considered one policy.

If the reinsurance on any particular policy has been ceded to more than one reinsurer, the reduction shall be applied to all reinsurers on such policy in proportion to the amounts originally ceded to each reinsurer. In no case shall the Ceding Company be required to assume a risk in excess of its regular retention limit at the time of issue of the original policy under which reinsurance is being terminated.

Reinstatements:

If a policy reinsured hereunder lapses for nonpayment of premium and is reinstated in accordance with the written terms and rules of the Ceding Company. Allianz Life shall automatically reinstate its reinsurance under such policy. The Ceding Company shall pay Allianz Life all reinsurance premiums in arrears in connection with the reinstatement with interest at the same rate and in the same manner as the Ceding Company received under its policy. Reinstatement rules of the Ceding Company must be submitted to Allianz Life as required in Article III.

ARTICLE XII - RECAPTURE AND RETENTION CHANGES

If the Ceding Company increases its retention limits, the Ceding Company may reduce the reinsurance on all risks except those on which it kept amounts that were less than the maximum retention limits in effect when the original insurance was issued. The retention limits of the Ceding Company as of the effective date of this agreement are shown in Schedule A. Special reduced or zero limits for specific underwriting hazards or impairments not described in Schedule A shall not be considered to be maximum limits of retention. The amounts recaptured will be sufficient to increase the Ceding Company’s retention to the new limits. If there are other reinsurers, the reduction on each risk will be divided according to each reinsurer’s portion of the total reinsurance on the risk. If the reinsurance is reduced on any risk, similar reductions shall be made on all risks eligible for recapture. The Ceding Company shall give written notice to Allianz Life ninety (90) days prior to the effective date of its increase in retention for new issues. Recapture available hereunder shall be effected not less than ninety (90) days after written notice is received by Allianz Life. The reinsurance in force shall then be reduced as provided herein upon the later of the monthly renewal date next following, or the tenth anniversary date.

The above recapture provisions do not apply to risks that are accruing benefits under the waiver of premium provisions of the policy; these risks must be recaptured as soon as they are no longer collecting waiver of premium benefits.

The reduction in reinsurance due to recapture of accidental death benefits will be effective upon the next monthly renewal date following the written notice to recapture.

ARTICLE XIII - INSPECTION OF RECORDS

Allianz Life may, at any time with reasonable notice, inspect all books, documents and procedures which relate to reinsurance under this agreement. Such inspection shall take place in the offices of the Ceding Company or that of its agent or broker during normal business hours.

ARTICLE XIV - ERRORS

If either of us fail to comply with any of the provisions of this agreement because of an unintentional oversight or misunderstanding, the under lying status of the agreement will not be changed. Both of us will be restored to the position we would have occupied had no such oversight nor misunderstanding occurred.

ARTICLE XV - ARBITRATION

It is the intention of the Ceding Company and Allianz Life that the customs and practices of the insurance and reinsurance industry shall be given full effect in the operation and interpretation of this agreement. The parties agree to act in all things with good faith. If Allianz Life or the Ceding Company cannot mutually resolve a dispute which arises out of or relates to this agreement, the dispute shall be decided through arbitration as set forth in this provision. The arbitrators shall base their decision on the terms and conditions of this agreement and, if necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There shall be no appeal from the arbitrator’s decision, and the parties may reduce that decision to judgment. This article shall survive the termination of this agreement.

To initiate arbitration, either the Ceding Company or Allianz Life shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within ten (10) working days of its receipt.

Arbitrators:

The arbitration hearing shall be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance company. An arbitrator may not be a present or former officer, attorney or consultant of the Ceding Company, Allianz Life or either party’s affiliates.

Selection of Arbitrators:

The Ceding Company and Allianz Life shall each name three (3) candidates to serve as an arbitrator. The Ceding Company and Allianz Life shall each choose one candidate from the other party’s list and these two candidates shall serve as the first two arbitrators. If one or more candidates so chosen shall decline to serve as an arbitrator, the party which named such candidate shall add an additional candidate to its list and the other party shall again choose one candidate from the list. This process shall continue until two arbitrators have been chosen and have accepted. The Ceding Company and Allianz Life shall each present their initial lists of three (3) candidates by written notification to the other party within twenty-five (25) working days of the date of the mailing of the notification initiating the arbitration. Any subsequent additions to the list which are required shall be presented within ten (10) working days of the date the naming party receives notice that a chosen candidate has declined to serve.

The two arbitrators shall then select the third arbitrator from the four (4) candidates remaining on the lists of the Ceding Company and Allianz Life within fourteen (14) days of the acceptance of their positions as arbitrators. If the two arbitrators cannot agree on the choice of the third, then this choice shall be referred back to the Ceding Company and Allianz Life. The Ceding Company and Allianz Life shall take turns striking the name of one of the candidates from the remaining four (4) candidates until only one candidate remains. If the candidate so chosen shall decline to serve as the third arbitrator, the candidate whose name was stricken last shall be nominated as the third arbitrator. This process shall continue until a candidate has been chosen and has accepted. This candidate shall serve as the third arbitrator. The first turn at striking the name of a candidate shall belong to the party that is initiating the arbitration. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

Communications:

It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in this provision. Therefore, at no time will either the Ceding Company or Allianz Life contact or otherwise communicate with any person who has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly-drafted communications provided by both the Ceding Company and Allianz Life to inform those candidates actually chosen as arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute shall be coordinated with the other party and shall be provided simultaneously to the other party or shall take place in the presence of the other party.

Hearing:

The arbitration hearing shall be held on the date fixed by the arbitrators. In no event shall this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators shall establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) working days prior to the arbitration hearing, each party shall provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they shall give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration shall have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) working days after the end of the arbitration hearing, the arbitrators shall issue a written decision. In their decision the arbitrators shall apportion the costs of arbitration, which shall include, but not be limited to their own fees and expenses as they deem appropriate.

ARTICLE XVI - INSOLVENCY

In the event of insolvency of the Ceding Company, all reinsurance claims payable shall be paid directly to its liquidator, receiver, or statutory successor without diminution because of the insolvency of the Ceding Company or because such liquidator, receiver, or statutory successor has failed to pay all or a portion of any claim.

Notice:

In the event of insolvency of the Ceding Company, the liquidator, receiver, or statutory successor shall give Allianz Life written notice of the pendency of a claim on a policy reinsured within a reasonable time, in no event to exceed one year, after such claim is filed in the insolvency proceeding.

Investigation:

During the pendency of a claim, Allianz Life may investigate such claim and interpose in the name of the Ceding Company, its liquidator, receiver or statutory successor, but at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which Allianz Life may deem available to the Ceding Company or its liquidator, receiver, or statutory successor.

The expense thus incurred by Allianz Life shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by Allianz Life. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense or defenses to such claim, the expense shall be apportioned as though such expense had been incurred by the Ceding Company.

Cancellation Option:

In the event of insolvency of Allianz Life, the Ceding Company, upon written notice within ninety (90) days, may at its option cancel this agreement effective retroactively to the date of such insolvency as it relates to the renewal of existing reinsurance. Allianz Life shall then make proper financial adjustment from the effective cancellation date and remain liable for the payment of any claim which had occurred prior to the date of cancellation whether or not due proof of such claim had actually been received by such date.

Right to Offset:

In the event of the insolvency of either the Ceding Company or Allianz Life, any amounts owed by Allianz Life to the Ceding Company and by the Ceding Company to Allianz Life with respect to this agreement, shall be offset, as permitted by law, against each other with the balance to be paid by the appropriate party.

ARTICLE XVII - ENTIRE CONTRACT PROVISION

This agreement represents the entire agreement between Allianz Life and the Ceding Company and supersedes, with respect to its subject matter, any prior oral or written agreements between the parties. No modification of any provision of this agreement shall be effective unless set forth in a written amendment to this agreement which is executed by both parties. A waiver shall constitute a waver only with respect to the particular circumstances for which it is given and not a waiver of any future circumstance.

ARTICLE XVIII - NON-PARTICIPATING AND NON-REFUND

Allianz Life does not participate in dividends, if any, that are payable nor does it pay any refunds resulting from the experience of policies reinsured under this agreement.

ARTICLE XIX - HEADINGS

Paragraph headings and Article headings are not controlling or binding provisions of this agreement.

ARTICLE XX - PARTIES TO AGREEMENTS

This is an agreement solely between the Ceding Company and Allianz Life. The acceptance of reinsurance hereunder shall not create any right or legal relationship whatsoever between Allianz Life and the insured or the beneficiary under any policies of the Ceding Company which may be reinsured hereunder.

ARTICLE XXI - DURATION OF AGREEMENT

This agreement shall be unlimited as to its duration but may be amended at any time in writing by mutual consent of the two parties as signed by a Vice President or other senior officer. This agreement may be terminated as to further new reinsurance by either party with ninety (90) days written notice to the other. Such terminations as to new reinsurance shall not affect existing reinsurance which shall remain in force as long as such policies shall remain in force and reinsurance premiums are paid when due, regardless of any change in ownership, merger or acquisition of either company.

ARTICLE XXII - DAC TAX

The Ceding Company and Allianz Life hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986.

1.               The term “party” will refer to either the Ceding Company or Allianz Life as appropriate.

2.               The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

3.               The party with the net positive consideration for this agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this agreement without regard to the general deductions limitation of Section 848 (c)(1).

4.               Both parties agree to exchange information pertaining to the amount of net consideration under this agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.               Allianz Life will submit a schedule to the Ceding Company by April 1, of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that Allianz Life will report such net consideration in its tax return for the preceding calendar year.

6.               The Ceding Company may contest such calculation by providing an alternative calculation to Allianz Life by May 1, of the year following the end of the taxable year. If the Ceding Company does not notify Allianz Life by May 1, the net considerations reported in the respective tax returns will be the value as defined in Item 5 above.

7.               If the Ceding Company contests Allianz Life’s calculation of the net consideration, the parties will act in good faith to reach an agreement on the correct amount within thirty (30) days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and Allianz Life reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

SCHEDULE A - RETENTION LIMITS

LIFE

AGES	AMOUNT

WAIVER OF PREMIUM

PIR & AIR Rider Retention

[Redacted]

AIlianz Life Insurance Company of North America

750 Hennepin Avenue	☐ NEW BUSINESS CESSION
Ilinneapolis, MN 55403-2195	☐ AMENDED CESSION

natic ☐	Facultative ☐	Fac-Oblig. ☐	U.S. ☐	CANADIAN ☐	☐ COINSURANCE ☐ YRT REINSURANCE APPLICATION

Ceding Company	Agency		Application No.			Date

Insured’s Name	Age	Birthdate	State of Birth			State of Residence

Social Security #
Occupation	Height	Weight	Medical ☐	Non-Medical ☐	Male ☐	Female ☐

INSURANCE INFORMATION	LIFE	RIDER	DISABILITY	ACC. DEATH	PLAN
evious Insurance in force by us
bstandard Rating
etained by us
suing new insurance for
bstandard rating
etained by us
equired Reinsurance

as risk submitted to us previously formally or informally?      ☐ No ☐ Yes;      War Clause ☐ No ☐ Yes;      Aviation Clause ☐ No ☐ Yes

a are reporting the following codes to M.I.B.:

its case has/has not been submitted elsewhere for reinsurance, and we have/have not been refused coverage on this risk. Reason for declination:

EMA

ESSION OF REINSURANCE	COMPOSITE☐	SMOKER ☐	NON SMOKER ☐	PREFERRED ☐

	LIFE	RIDER	WP/DISABILITY	ACC.DEATH	PLAN
trrent issue					Base
gained by us
insurance					Rider
ding
obey Number	Policy Date	Reserve Basis		Allianz Life Reinsurance Number
Prel. Term From:	Dis: Ann. Prem. Waived-Plan	Dis: Ann. Prem. Waived-Rider	Expiry Date Dis.	Expiry Date A.D.	A.N.B. ☐	A.L.B. ☐

POLICY		BASE	RIDER	PREMIUMS (To be completed at your option)
YEAR	AGE	AMOUNT	AMOUNT	REGULAR	SUBSTANDARD	FLAT EXTRA	WP/DISABILITY	A.D.	TOT. PREM.	TOT. COINS. ALLOW.	TOT. NET PREM.
P.T.

[illegible]FOR THE CEDING COMPANY			The above cession is accepted subject to all provisions of the reinsurance agreement.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

Title

F.S.A.
Y	State	Date	Sr. Vice President - Reinsurance Actuary

SCHEDULE C - ACCEPTED PLANS OF INSURANCE AND RATES

Plans of Insurance:

PIR Rider, AIR Rider - Effective May 1, 1995

VUL220 - Effective September 1, 1995

VUL500 - Effective September 1, 1995

Percentages Used to Create YRT Rates:

PIR RIDER

NONSMOKER	SMOKER

[Redacted]

AIR RIDER

NONSMOKER	SMOKER

[Redacted]

VUL 220

NONSMOKER	SMOKER

[Redacted]

VUL 500

NONSMOKER	SMOKER

[Redacted]

Other Specifications:

CONVERSIONS OF PIR RIDERS TO VUL220 AND VUL500: PIR Riders that are converted to the base plan will be ceded to the Reinsurer that covers the alpha split for the base plan. The other Reinsurers will release their interest for that base plan. Binding limits will follow those for the base plan found in Schedule E. Conversions of term riders to base plans shall use base rates in Schedule D at point in scale.

SUBSTANDARD EXTRAS:  [Redacted]

SUPPLEMENTAL BENEFITS: [Redacted]

CAP ON PERCENTAGES:  [Redacted]

DIVIDENDS:  [Redacted]

EXPENSE CHARGES:  [Redacted]

CASH VALUE:  [Redacted]

DEFICIENCY RESERVES:  [Redacted]

2

SCHEDULE D - YEARLY RENEWABLE TERM PREMIUMS,
PREMIUMS FOR BENEFIT COVERAGES AND SUBSTANDARD FLAT
EXTRAS FOR CONVERSIONS AND AMOUNTS IN EXCESS OF
PERCENTAGE LIMIT

Individual Life Reinsurance:  [Redacted]

Flat Extra:  [Redacted]

Waiver of Premium:  [Redacted]

Accidental Death Benefit:  [Redacted]

SCHEDULE E - POLICY LIMITS

Minimum Cession Size:  [Redacted]

Trivial Amounts:  [Redacted]

Jumbo Limit:  [Redacted]

AUTOMATIC ACCEPTANCE LIMITS:  [Redacted]

Binding Limit Base Policy:  [Redacted]

Binding Limit Quota Share Riders:  [Redacted]

The automatic acceptance limits are subject to the following:

Pool Capacity:

If the sum of the application amount and the amount already in force at the Ceding Company exceeds the sum of the Pool Capacity and the Ceding Company’s retention, the case must be submitted facultatively.

SCHEDULE F - SAMPLE RESERVE REPORTS

Statutory Reserves: reported annually in substantial accord with the information listed below.

Tax Reserves: end of year tax reserves reported annually in substantial accord with the information listed below.

STATUTORY AND TAX RESERVES

Additional information needed if applicable to agreement:

1.   Deficiency Reserves for Coinsurance Agreements  [Redacted]

2.   Face and Reserve Amounts for ADB Riders  [Redacted]

3.   Reserve Amounts for Waiver of Premium Riders  [Redacted]

AMENDMENT NO. I

To The Automatic Bulk YRT Non-Refund Agreement

Between

FORTIS BENEFITS INSURANCE COMPANY
Woodbury, Minnesota

and

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Minneapolis, Minnesota
(hereinafter referred to as Allianz Life)

Effective Date: September 1,1995

Except as hereinafter specified, all terms and conditions of the Reinsurance Agreement dated May 1, 1995, amendments and addenda attached thereto shall apply, and this amendment is to be attached to and make a part of the aforesaid agreement.

Topic: Addition of VUL220 and VUL500 plans to Schedule C - Accepted Plans of Insurance and Rates with revised Schedule E - Policy Limits.

IN WITNESS WHEREOF, this addendum is hereby executed in duplicate between the parties concerned, and is duly signed by both parties’ respective officers as follows:

FORTIS BENEFITS LIFE	ALLIANZ LIFE INSURANCE
INSURANCE COMPANY	COMPANY OF NORTH AMERICA

SIGNATURE	SIGNATURE

TITLE	TITLE

ATTESTED	ATTESTED

TITLE	TITLE

DATE	DATE

The following shall be added to Schedule C - ACCEPTED PLANS OF INSURANCE AND RATES:

Plans of Insurance:

VUL220
VUL500

Percentages Used to Create YRT Rates:

VUL220
NONSMOKER	SMOKER
[ILLEGIBLE]	[ILLEGIBLE]

[ILLEGIBLE]
NONSMOKER	SMOKER
Policy Years	Policy Years
[ILLEGIBLE]	[ILLEGIBLE]

[ILLEGIBLE] other specifications will remain as they are in the Agreement.

The following shall be added to Schedule E - POLICY LIMITS:

AUTOMATIC ACCEPTANCE LIMITS

[Redacted]

TERMINATION AMENDMENT

To the Automatic Bulk YRT Non-Refund Agreement

Between

HARTFORD LIFE & ANNUITY INSURANCE COMPANY
HARTFORD LIFE INSURANCE COMPANY
HARTFORD LIFE & ACCIDENT INSURANCE COMPANY
Simsbury, Connecticut
(Hereinafter referred to as the Ceding Company)

And

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Minneapolis, Minnesota
(Hereinafter referred to as Allianz Life)

EFFECTIVE DATE: May 21, 2003

Except as hereinafter specified, all terms and conditions of the Reinsurance Agreement dated May 1, 1995 amendments and addenda attached thereto shall apply, and this amendment is to be attached to and made a part of the aforesaid agreement.

TOPIC: Termination Amendment. Effective May 21, 2003, this agreement will be terminated for new business. After this date, Allianz Life will no longer accept new business under this Agreement; however, any in force policies will continue to be reinsured by Allianz Life according to the provisions of this Agreement.

In Witness Whereof the Ceding Company and Allianz Life have signed, duly attested and dated hereunder by their respective authorized officers:

HARTFORD LIFE & ANNUITY INSURANCE COMPANY

HARTFORD LIFE INSURANCE COMPANY

HARTFORD LIFE & ACCIDENT INSURANCE COMPANY

/s/ [ILLEGIBLE]
Signature

Assistant Vice President
Title

/s/ [ILLEGIBLE]
Attested

Sr. Vice President
Title

4/2/2003
Date

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

/s/ [ILLEGIBLE]
Signature

Sr. V.P.
Title

/s/ [ILLEGIBLE]
Attested

VP
Title

3/13/03
Date